Exhibit (p)(12)

Piper Sandler Companies Registered Investment Adviser Code of’ Ethics

Introduction

This Code of Ethics (“Code”) has been adopted by the group of Piper Sandler Companies (“PSC”) investment advisers that are registered investment advisers (the “Adviser”), in compliance with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code is based on the principle that the officers, directors, and employees (or persons having similar status or function) of the Adviser have a fiduciary; duty to place the interests of clients ahead of their own interests, and embodies the commitment of PSC and our subsidiaries, affiliated entities and representative offices to conduct our business in accordance with:

❖	our guiding principles

❖	the highest ethical standards; and

❖	all applicable laws, rules and regulations of the United States, the United Kingdom, Hong Kong, and any other countries in which we operate.

As we compete in the marketplace, we must do so ethically and legally, and with our clients’ best interests in mind. An illegal or unethical act, or an act that does not place our clients’ interests first, cannot be justified by saying it benefited the company, that it was directed by someone else in the organization, or that others in the marketplace regularly engage in such conduct. Neither you nor any other employee is ever authorized by Piper Sandler to commit or direct another employee to commit an unethical or illegal act.

This Code serves to supplement the Adviser’s written policies and procedures and is adopted in recognition of the general fiduciary principles that govern personal investment activities of all individuals associated with the Adviser. The general principles discussed in this Code govern all conduct, whether or not the conduct is also covered by more specific standards and procedures set forth below or in other Adviser policy and procedure documents.

Failure to comply with the PSC Registered Investment Adviser Code may result in disciplinary action, including termination of employment.

Definitions

The following words have the following meanings, regardless of whether such terms are capitalized or not in this Code:

“Beneficial Interest” means an interest in which a person may profit or share in the profit from transactions. Without limiting the foregoing, a person has a beneficial interest when the securities in an account are held: (i) in his or her name; (ii) in the name of any of his or her immediate family; (iii) in his or her name as trustee for himself or herself or for his or her immediate family; (iv) in a trust in which he or she has a beneficial interest or is the settlor with a power to revoke; (v) by another person and he or she has a contract or an understanding with such person that the securities held in that person’s name are for his or her benefit; (vi) in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights; (vii) by a partnership of which he or she is a member; (viii) by a corporation that he or she uses as a personal trading medium; (ix) by a holding company that he or she controls; or (x) any other relationship in which a person would have beneficial ownership under Section 16 of the Exchange Act and the rules and regulations thereunder, except that the determination of direct or indirect beneficial interest shall apply to all securities that an Access Person has or acquires.

“Compliance Officer” means the compliance officer designated by the management of the Adviser.

“L.1” means a calendar day.

“For his or her own account” means transactions in securities held in an individual’s own name or for any account in which he or she has a beneficial interest.

“Immediate Family” Includes (i) a spouse, (ii) domestic partner, (iii) a minor child, and/or (iv) any person who is materially supported, directly or indirectly, by the employee.

“Adviser Personnel” Refers to the Piper Sandler employees dedicated to the specific Adviser to which they are assigned. These employees are dually-associated with Piper Sandler & Co.

“Adviser Senior Management” Refers to the specific adviser managing directors responsible for the management of the Adviser.

“Private Placement” means an offering of securities that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Related Issuer” means an issuer with respect to which any access person or his or her immediate family: (i) has a business relationship with such issuer or any promoter, underwriter, officer, director, or employee of such issuer; or (ii) is related to any officer, director or employee of such issuer.

“Security” means any option, stock or option thereon, instrument, bond, debenture, pre-organization certificate, investment contract, any other interest commonly known as a security, and any security or instrument related to, but not necessarily the same as, those held or to be acquired by any fund; provided, however, that the following shall not be considered a “security:” securities issued by the United States government, bankers’ acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies, commodities, futures, and options on futures.

Persons Covered by the Code

All persons dedicated to performing duties on behalf of PSC Investment Advisers are deemed to be associated or “Supervised Persons” of the specific RIA assigned, including employees, directors, officers, partners (or other persons occupying a similar status or performing similar functions). For our purposes, we include PS&Co. lead support personnel designated to the support and administration of PSC Investment Advisers; and, any other person who provides advice on behalf of PSC Investment Advisers and is subject to the Adviser’s supervision and control.

In addition, pursuant to Rule 204-A-1 of the Adviser’s Act, PSC Investment Advisers require certain supervised persons that have access to non-public information (i.e. investor or fund portfolios, pending transaction, etc.) called “Access Persons” to report their personal securities transactions and holdings (see below for how this requirement is met).

General Requirements

As fiduciaries, supervised persons must at all times:

1.	Place the interests of clients first. Supervised persons must scrupulously avoid serving their own personal interests ahead of the interests of clients. A supervised person may not induce or cause a client to take action, or not to take action, for personal benefit, rather than for the benefit of the client. For example, a supervised person would violate this Code by causing a client to purchase a security he or she owned for the purpose of increasing the price of that security.

2.	Avoid taking inappropriate advantage of their positions. Supervised persons deemed to have access (access persons) may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

Receipt of investment opportunities, perquisites, or gifts from persons seeking business with PSC

Investment Advisers or a client could call into question the exercise of a supervised person’s independent judgment in the investment decision process.

3.	Conduct all personal securities transactions in such a manner as to be consistent and in full compliance with this Code and to avoid any actual or potential conflict of interest or any abuse of a supervised person’s position of trust and responsibility. Doubtful situations should be resolved in favor of the clients. Technical compliance with the Code’s procedures may not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

4.	Observe the fiduciary principle that information concerning the identity of securities holdings and financial circumstances of clients is confidential.

General Prohibitions

No supervised person, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by any client of the adviser shall:

●	employ any device, scheme or artifice to defraud any client;

●	make to any client any untrue statement of a material fact or omit to state to any client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client;

●	engage in any manipulative practice with respect to any client;

●	engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security; or

●	engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading.

Restrictions and Disclosure Requirements

Permitted Activities. PSC Investment Adviser supervised persons may only use and share adviser proprietary and investor information in the course of executing their functional duties.

Managing Conflicts. In efforts to mitigate potential conflicts between the personal activities of PSC Investment Adviser supervised persons and existing or prospective clients, outlined below are specific requirements related to personal trading activities as well as the need to disclose outside activities.

Generally, all PSC Investment Adviser Supervised Persons are subject to the PS&Co. personal trading-related policies as well as the PS&Co. requirement to obtain the Firm’s approval prior to engaging in business activities outside of the Firm. Although PS8cCo. requests an annual certification with respect to disclosure of personal trading and investment activities, specific regulations under the Investment Adviser’s Act of 1940 require that each of the PSC Investment Advisers obtain an annual certification as part of its separate books and records (see below compliance procedures).

Initial Public Offerings. As dually associated personnel of PS&Co., all PSC Investment Adviser supervised persons and members of their immediate family are prohibited from acquiring any shares in an initial public offering. To the extent the Adviser is a “distribution participant” within the meaning of Regulation M under the Securities Act in connection with the offering of securities, all supervised persons and members of their immediately family are prohibited from acquiring in the secondary market any securities offered in any such offering until the end of the “restricted period” within the meaning of Regulation M under the Securities Act.

Private Placements. No supervised person or member of his or her immediate family may acquire any securities in Private Placements without prior written approval by senior management of the assigned adviser and clearance by compliance. Prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to an individual by virtue of his or her position or relationship to the adviser. Non-PSC Investment Adviser supervised persons are subject to prior approval by their business line head as well as clearance by the relevant compliance officer.

Outside Business Activities. No supervised person may engage in any outside business activity, whether for compensation or not, without first obtaining the approval of the appropriate PS&Co. supervisory principal and clearance by compliance. Outside business activities include board and advisory committees. As a fiduciary, each of the PSC Investment Advisers must review and assess the outside activities of its supervised persons to ensure that either a) the activity does present a conflict with the duty owed to the Adviser’s clients and investors, or b) if the activity does present a conflict the conflict can be effectively managed.

Gifts, Gratuities and Entertainment. No gift or entertainment should be offered, given, provided or accepted on behalf of PSC Investment Adviser by any supervised person or their family member prior to obtaining approval from the adviser’s senior management. Before giving or accepting a gift, or engaging in assigned adviser business entertainment, supervised persons must be personally satisfied that the gift or entertainment is not intended to influence your judgment or your duties; and does not create a conflict of interest with clients or vendors.

Insider Trading – Prevention of Misuse of Material, Non-Public Information. In accordance with Section 204A of the Investment Advisers Act of 1940, as amended, the following procedures are adopted to prevent the misuse of material, non-public information. All supervised persons of the adviser are prohibited from, directly or indirectly, buying, selling or otherwise trading on material, non-public information for their personal accounts or on behalf of any client. The terms “buying,” “selling” and “otherwise trading” are deemed to include the purchase or writing of put and call options and other derivative transactions with similar economic effects.

Except as otherwise provided in this policy, in order to avoid the appearance of impropriety, the transaction restrictions set forth in this section are deemed to apply even if the proposed transaction would, in fact, be based upon information or circumstances independent of the material, non-public information. “Material, non-public information” is any information: (i) about a company, or (ii) the market for the company’s securities, (iii) which has come directly or indirectly from the company or from an outsider to the company in a position to influence the market for the securities of the company, (iv) which has not been disclosed generally to the marketplace, (v) the dissemination of which is likely to affect the market price of any of the company’s securities or is likely to be considered important by a reasonable investor in determining whether to trade in such securities.

A supervised person should consider material information to be non-public unless he or she can identify the manner in which the information has been made public; for example, it’s being announced on the broad tape, contained in a report filed with the SEC, or published in a trade journal or a widely circulated newspaper. “Material information” is generally defined as information which there is a substantial likelihood that a reasonable investor would consider is important in making his or her investment decisions, or information which is reasonably certain to have an effect on the price of a company’s securities. Supervised persons should assume that information is “material” if it relates to such matters as dividend increases or decreases, earnings estimates, significant expansion or curtailment of operations, significant increase or decline in orders for products of the company, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary management changes or the purchase or sale of substantial assets.

Material information can, of course, come directly from the company or its affiliates, professional advisers or others associated with the company who may be considered “insiders” (“inside information”). However, it can also come from a complete outsider to the company who is in a position to affect the market price of the securities of the company. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates when reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.

Dissemination of Information

Supervised persons are prohibited from revealing information relating to current or anticipated investment intentions, portfolio transactions or activities of clients except to persons whose responsibilities require knowledge of the information

Disclosure and Reporting by Access Persons

All access persons are required to disclose all of their personal securities holdings and those of all members of their immediate family to the compliance officer upon commencement of employment or upon becoming an access person and thereafter on an annual basis in accordance with Rule 204A-1 of the Investment Advisers Act. Information in the holdings report must be current as of a date no more than 45 days prior to the person becoming an access person and in the annual report no more than 45 days prior to submission.

Each access person is required to report to the compliance officer the information provided in this Code as it relates to personal securities holdings and with respect to transactions in any security in which such access person or member of his or her immediate family has, or by reason of such transaction acquires, any direct or indirect beneficial interest; provided, however, that no report is required with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

This requirement is met through the following procedures:

1)	All PSC Investment Adviser access persons are dually-associated and employed by PS&Co., and consequently subject to the PS&Co. employee trading procedures that require the submission to PS &Co. transaction information for all employee and employee-related securities accounts and private securities transactions.

2)	For purposes of a separate adviser conflict review of access persons’ personal trading activities vis-à-vis the specific adviser investment and trading activities, access persons’ trading activity is compared to and reviewed against specific adviser portfolio trading, if any, on a quarterly basis.

In furtherance of the above, every access person shall direct his or her broker or brokers to supply to the PSC compliance department, on a timely basis, duplicate copies of confirmations of all securities transactions, if not otherwise received by the firm by means of electronic data feeds. Such trade information received during the prescribed period shall satisfy the reporting requirements provided the access person has fully disclosed all securities accounts and private securities transactions and the access person annually verifies and certifies to the disclosure information.

Note: All employees of Piper Sandler affiliated companies are required to disclose and/or acknowledge previously disclosed information on an annual basis, ensuring the firm’s records as it relates to employee personal trading activities are current.

Compliance Procedures

Trade Approvals — Given the nature of your direct access and direct duties to portfolio activities, in addition to obtaining prior approval for any private securities transactions you are required to have your equity exchange traded securities transactions approved in advance of execution and your trading activity will be reviewed on a quarterly basis as part of the employee review process.

Post-Trade Monitoring. The investment activity of access persons and members of his or her immediate family shall be reviewed and monitored pursuant to the PS&Co. policies and procedures governing personal trading activities by employees and their relevant family members.

Certification of Compliance with Code of Ethics. All supervised persons are required to certify annually in writing that they have: (a) read and understand this Code and recognize that they are subject thereto; (b) complied with the requirements of this Code; (c) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code; and (d) with respect to any blind funds in which such person has a beneficial interest, that such person has no direct or indirect influence or control and no knowledge of any transactions therein.

Legal Compliance. All supervised persons are required to comply with all applicable federal and state laws applicable to the adviser in its role as a registered investment adviser by all supervised persons in their respective capacities as agents of the adviser and those contractual obligations under advisory contracts to which the adviser is a party.

Duty to report. Any supervised person who has knowledge of any violation of this Code shall report said violation to the compliance officer. The compliance officer shall provide the management of the adviser with such reports as is required herein or as are requested by management.

Violations of the Code. Employee violations of the firm’s policies and procedures may result in formal disciplinary action taken against the employee, including written sanctions, fines, suspensions, and possibly termination of employment. All such recommendations shall be submitted to the management of the adviser.

Implementation. The adviser’s compliance officer shall be responsible for implementation of this Code.

Exceptions. Exceptions to the requirements of this Code shall rarely, if ever, be granted. However, the compliance officer shall have authority to grant exceptions on a case-by-case basis. Any exceptions granted must be documented and maintained by the compliance officer.